Exhibit 99.1

News Release	General Growth Properties, Inc.

110 North Wacker Drive Chicago, IL 60606 (312) 960-5000 FAX (312) 960-5475

FOR IMMEDIATE RELEASE	CONTACT:	Bernie Freibaum

312/960-5252

General Growth Properties, Inc. Announces
Common Stock Repurchase Program

Chicago, Illinois, August 3, 2005 — General Growth Properties, Inc. (NYSE: GGP) today announced that its Board of Directors authorized, effective immediately, a $200 million per fiscal year common stock repurchase program, subject to a current $125 million limit in the Company’s 2004 credit facility. Stock repurchases under this program will be made through open market or privately negotiated transactions through 2009, unless the program is earlier terminated. The Company has no obligation to repurchase any shares of common stock under the program, and the timing, actual number and value of shares to be purchased will depend on the Company’s stock price, market conditions and other factors.

The repurchase program is designed to give the Company the option to acquire some or all of the shares of common stock issued to be upon the exercise of certain employee stock options and pursuant to the Contingent Stock Agreement to which the Company became a party in connection with The Rouse Company transaction, under which the former stockholders of The Hughes Corporation and their successors and assigns are entitled to receive future distributions of the Company’s common stock through 2009. The program will give the Company the flexibility to reduce or eliminate the share, earnings per share and funds from operations per share dilution caused by the issuance of these shares, or to issue new shares.

The Company is the second largest U.S.-based publicly traded Real Estate Investment Trust (REIT). The Company currently has ownership interest and management responsibility for a portfolio of 210 regional shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings. The Company portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company Web site at http://www.generalgrowth.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, management’s determination from time to time whether to purchase any shares under the repurchase program, the possibility of future borrowing limitations under the Company’s credit facilities, the retail market, tenant occupancy and tenant bankruptcies, the level of our indebtedness and interest rates, market conditions and land sales in the Community Development segment, and our ability to successfully manage our growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-Q, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

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